Vaughan Foods, Inc. Reports 4th Quarter and Full Year 2010
EBITDA and Gross Margin Percentage Improve Year over Year
MOORE, Okla., March 17, 2011 -- Vaughan Foods, Inc. (OTCBB: FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the 4th quarter and year ended December 31, 2010.
For the year ending December 31, 2010, Vaughan recorded a net loss of $362,000 or $0.04 per share compared to a net loss of $500,000 or $0.11 per share in 2009. Gross margin percentage increased from 9.1 percent in 2009 to 9.3 percent in 2010 on slightly lower revenues. Sales changes year-over-year resulted from, among other factors, the rationalization of unprofitable business and increased focus on the development of new products. Sales efforts were strengthened with the addition of sales and marketing staff aimed at expanding product offerings and the Company's customer base.
Vaughan recorded a net loss of $374,000 or $0.04 per share for the fourth quarter of 2010, compared to a net loss of $34,000 or $0.01 per share in the fourth quarter of 2009. Gross margin percentage decreased to 6.3 percent from 9.5 percent primarily due to increased workers compensation expense under its self-insured program and higher diesel fuel prices in its transportation division. Management has elected to discontinue its self-insured workers compensation program in favor of a fully-insured program in an effort to minimize variability in costs. The fourth quarter results included a gain realized from an insurance settlement of $0.4 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $2.8 million for the year ended December 31, 2010, marking an improvement of $0.8 million in comparison to 2009 when EBITDA was $2.0 million.
Herb Grimes, Chairman and CEO of Vaughan Foods, commented, “A number of the factors that resulted in our disappointing fourth quarter are fixable and are being addressed, For the full year we made solid progress in strengthening the fundamentals of our company and formulating a solid strategy for growth. Despite protracted challenging economic conditions in the United States, we have identified a number of quality new customer prospects for important new business as we prepare for our peak season,” said Mr. Grimes.
“Although the Company has been able to pass on a portion of its increased transportation costs in the form of pricing adjustments, due to the restrictions of certain informal customer agreements we are not able to defray all fuel cost increases in a timely manner, particularly in periods of extreme price volatility, as experienced In the last few months. We've done a very good job of developing our backhaul business to offset transportation costs. Backhaul revenues were $208,000 higher than the year earlier quarter, an increase of 73 percent. We are running the plants more efficiently, which also helps with backhaul revenues. We expect this trend to continue through 2011,” concluded Mr. Grimes.
The company noted that weather-related events in 2011 and their repercussions have warranted recent discussion within and about the fresh vegetable industry. In January, lettuce crops were weakened by freezing conditions, which resulted in shortages of iceberg and romaine lettuce throughout the month of February. In February, large portions of the United States of America became immobile following a historic blizzard, slowing down commerce in many metropolitan areas. Vaughan continues to manage its resources, serve its customers and works to minimize its financial exposure of weather and industry related events.
Investor Conference Call
Vaughan management will host an investor conference call on Friday, March 18, 2011 at 10:00 a.m. ET to discuss these results.
Interested parties should call 877-353-0040 (domestic) or 970-315-0529 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:
http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through April 8, 2011 and can be accessed by dialing 800 642-1687 (domestic), and 706 645-9291 (international). The conference ID is 51774148.
About Vaughan Foods, Inc.
Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.
Safe Harbor Statement
This press release contains forward-looking statements about the future performance of Vaughan Foods, Inc. based on Management's assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.
Investor Relations Contact
Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31,	December 31,
Assets	2010	2009
Current assets:
Cash and cash equivalents	$—	$—
Cash receipts subject to account control agreement	533	523
Accounts receivable, net of allowance for credit losses of
$78,180 at December 31, 2010 and $106,375 at December 31, 2009	6,088	5,312
Inventories	3,105	3,055
Prepaid expenses and other assets	246	211
Deferred tax assets	370	265
Total current assets	10,342	9,366

Restricted assets:
Cash	937	528
Investments	558	541
Total restricted assets	1,495	1,069

Property and equipment, net	14,576	15,797

Other assets:
Loan origination fees, net of amortization	287	422
Intangible assets	46	77
Deferred tax assets, noncurrent	2,604	2,656
Total assets	$29,350	$29,387

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,981	$8,432
Disbursements in transit	729	1,270
Line of credit	2,688	2,322
Note payable to former owners of Allisons Gourmet Kitchens, LP	30	876
Accrued liabilities	1,945	1,393
Current portion of long-term debt	1,155	1,138
Current portion of capital lease obligation	—	94
Total current liabilities	13,528	15,525

Long term liabilities:
Long-term debt, net of current portion	6,695	6,944
Note payable to former owners of Allisons

Gourmet Kitchens, LP, net of current portion	811	—
Deferred gain on sale of assets	8	43
Total long-term liabilities	7,514	6,987

Total stockholders' equity	8,308	6,875

Total liabilities and stockholders' equity	29,350	29,387

Vaughan Foods, Inc.
Consolidated Statements of Operations
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net sales	$22,630	$22,668	$93,839	$96,561
Cost of sales	21,210	20,509	85,134	87,820
Gross profit	1,420	2,159	8,705	8,741
Selling, general and administrative	2,133	1,902	8,677	8,454
Operating income	(713)	257	28	287
Interest expense	(174)	(298)	(864)	(1,120)
Other income, net	392	8	421	23
Income (loss) before income taxes	(495)	(33)	(415)	(810)
Income tax expense (benefit)	(121)	1	(53)	(310)
Net income (loss)	$(374)	$(34)	$(362)	$(500)
Weighted average shares outstanding - basic	9,380,577	4,623,077	8,676,728	4,623,077
Net income (loss) per share - basic	$(0.04)	$(0.01)	$(0.04)	$(0.11)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2010 and 2009
(dollars in thousands)

	2010	2009
Cash flows from operating activities:
Net income (loss)	$(362)	$(500)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,504	1,997
Provision for credit losses	(28)	(34)
(Gain) on involuntary disposal of asset	(383)	—
(Gain) loss on sale of asset	(39)	(23)
Stock based compensation expense	90	88
Deferred income taxes	(53)	(310)
Changes in operating assets and liabilities:
Accounts receivable	(748)	46
Inventories	(50)	321
Disbursements in transit	(540)	34
Prepaid expenses and other assets	(35)	(134)
Accounts payable	(1,062)	471
Accrued liabilities	552	(458)
Net cash provided by operating activities	(154)	1,498
Cash flows from investing activities:
Purchases of property and equipment	(935)	(435)
Proceeds from insurance settlement	611	—
Investments in restricted assets	(425)	21
Purchases of letters of credit	—	(528)
Proceeds from sale of assets	19	5
Net cash (used by) investing activities	(730)	(937)
Cash flows from financing activities:
Payments of loan origination fees	(58)	(267)
Proceeds from line of credit	366	1,322
Proceeds from equity issue	1,706	—
Cash receipts subject to account control agreement	(10)	(524)
Proceeds from issuance of long-term debt	22	—
Repayment of long-term debt and capital leases	(1,107)	(1,165)
Repayment of notes payable to former owners of Allison’s Gourmet Kitchens, LP	(35)	(7)
Proceeds from notes issued to former owners of Allison’s Gourmet Kitchens, LP	—	80
Net cash (used in) financing activities	884	(561)
Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

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